SUPPLEMENT
                                       TO
                            PEASE OIL AND GAS COMPANY
                                   PROSPECTUS
                                      DATED
                                 AUGUST 22, 1997

         The list of Selling Securityholders identified in the Prospectus is modified to provide, in part, that the following may sell shares of Common
Stock:


                                                              Shares                             Shares
                                                              Owned             Shares           Owned
                                                              Prior to          Being            After the
Name                                                          Offering         Offered           Offering


Hagerty, William Kelly IRA, Delaware
Charter Guarantee & Trust Co., TTEE FBO (19). . . . . . .     8,333               8,333              -0-

Modglin, Donald L. & Grace M. Trust (19) . . . . . . . . .   20,833              20,833              -0-

Atocha Exploration, Inc (35) . . . . . . . . . . . . . . .     -0-                -0-                -0-

Willig, W. David  . . . . . . . . . . . . . . . . . . . .   128,750             128,750              -0-

Potosky Oil and Gas, Inc. . . . . . . . . . . . . . . . .      -0-                -0-                -0-

Potosky, Robert A. (36) . . . . . . . . . . . . . . . . .    37,250              37,250              -0-

Sentra Securities Corporation (37) . . . . . . . . . . . .     -0-                -0-                -0-

Woltman, Richard and Kaye (14) . . . . . . . . . . . . . . . .1,400               1,400              -0-
-----------------------

(35) The 128,750  shares  previously  listed have been assigned to David Willig.
(36) The 37,250 shares  previously  listed have been assigned to Robert Potosky.
(37) The 1,400 shares underlying presently exercisable warrants previously listed have been assigned to Richard and Kaye Woltman.



                 The date of this Supplement is October 10, 1997

                          PEASE OIL AND GAS COMPANY 751
                         Horizon Court, Suite 203 Grand
                             Junction, CO 81506-8758
                                 (970) 245-5917





October 10, 1997



United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Pease Oil and Gas Company
         Registration Statement No. 333-31921

Gentlemen:

Enclosed for filing on behalf of Pease Oil and Gas Company ("Company") pursuant to Rules 424(b) and (c) adopted under the Securities Act of 1933, as amended, is a Supplement dated October 9, 1997, to the Company's Prospectus dated August 22, 1997.

Should you have any questions regarding this letter or other matters, please contact me at (970) 245- 5917.

Best regards,



Patrick J. Duncan
Chief Financial Officer

PJD:vrc
Encl.
xc: Alan W. Peryam, Esq.